ADHEREX REPORTS RECENT DEVELOPMENTS AND THIRD QUARTER SEPTEMBER 30, 2013 FINANCIAL RESULTS

•	Proposed fully subscribed above market financing of $1.6 mln
•	Adherex to obtain and analyze clinical data from Sodium Thiosulfate (STS) Phase III studies to determine best timing for meeting with FDA next year
•	Final data from Children Oncology Group Phase III study to be submitted for presentation at the American Society of Clinical Oncology meeting in June, 2014
•	Interim data from SIOPEL 6 Phase III study to be submitted for presentation at the American Society of Clinical Oncology meeting in June, 2014

Research Triangle Park, NC, November 15, 2013 - - Adherex Technologies Inc. (TSX: AXH, OTCQB: ADHXF), today reported its financial results and recent developments for the third quarter ended September 30, 2013. All amounts are in US dollars unless otherwise specified.

Corporate Developments

Adherex announces a proposed fully subscribed $1.6 mln above market financing that will provide the necessary funds through the third quarter of 2014. The Company does not anticipate the need for further funding until after the results from the two STS Phase III clinical studies are publicly reported. Additional information in regards to the financing is available in a separate press release.

Since re-focusing its development efforts on STS, a chemoprotectant for the prevention of hearing loss in pediatric oncology patients undergoing platinum-based chemotherapy, Adherex is providing an update on the two Phase III studies evaluating the reduction of ototoxicity and impact on survival:

Study ACCL0431: “A Randomized Phase III Study of Sodium Thiosulfate for the Prevention of Cisplatin-Induced Ototoxicity in Children”, conducted by the Children’s Oncology Group, finished enrollment of 135 patients in 1Q 2012. These patients had been previously diagnosed with one of five rare childhood cancers typically treated with intensive cisplatin therapy, including hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma. The final results from the study are expected to be submitted for presentation at the American Society of Clinical Oncology (ASCO) in June of 2014. Preliminary study data is not available to Adherex for public disclosure.

SIOPEL 6: “A Multicenter Open Label Randomized Phase III Trial of the Efficacy of Sodium Thiosulfate in Reducing Ototoxicity in Patients Receiving Cisplatin Chemotherapy for Standard Risk Hepatoblastoma” is being conducted by The International Childhood Liver Tumor Strategy Group, SIOPEL. As of this date, the study has enrolled 83 out of the planned 102 patients. SIOPEL 6 is being conducted in standard risk hepatoblastoma patients where the effectiveness of the platinum treatment is known to be very high. The first three interim safety analyses were conducted after 20, 40, and 60 patients, and in each case, the Independent Data Monitoring Committee recommended continuation of the study. An interim efficacy analysis is planned in the first half of 2014 with the possibility for early completion of trial if there is greater than expected difference in hearing loss between the treatment arms. Interim data are expected to be submitted for presentation at the American Society of Clinical Oncology (ASCO) in June of 2014.

STS Development Plan

Adherex presented to FDA’s Pediatric Oncology Drug Advisory Committee (ODAC) on November 1, 2011. The Committee acknowledged the challenge of demonstrating that STS does not reduce the efficacy of cisplatin and agreed a study in adults would not be appropriate. The presentation and minutes of the meeting are available from the FDA and Adherex websites. In the event, that the data from COG ACCL0431 and SIOPEL 6 show compelling results, Adherex plans to propose to the FDA the filing of the New Drug Application (NDA).

Sodium Thiosulfate (STS)

STS is a chemoprotectant being developed by Adherex to reduce or prevent hearing loss in oncology patients resulting from treatment with platinum-based chemotherapy drugs. The initial focus is on the pediatric market. Hearing loss following cisplatin exposure affect approximately 2,000 children in the US every year. STS has received Orphan Drug Designation in the United States for the prevention of platinum-based ototoxicity in pediatric patients. In addition, Adherex has licensed intellectual property rights for the use of STS as a chemoprotectant from Oregon Health & Science University.

STS is a water-soluble thiol compound and acts as a chemical reducing agent. It is FDA approved for the treatment of cyanide poisoning and has been used in oncology to prevent cisplatin nephrotoxicity. It is thought that hearing loss caused by platinum compounds result from the deposition of protein-bound platinum in the cochlea and STS binds platinum/protein complexes thereby potentially minimizing their toxicity. At a bolus dose of 20 g/m2 over 15 minutes, STS has sufficient high plasma concentrations to rapidly, covalently bind to any residual extracellular cisplatin and thereby possibly prevent ototoxicity. Because STS is to be administered six hours after cisplatin, antitumor efficacy of cisplatin should not be compromised.

Financial Update

The Company reported a net loss from operations of $0.05 million which excludes a $1.7 million non-cash loss on derivatives for the third quarter ended September 30, 2013, compared to a net loss from operations of $0.6 million excluding the non-cash loss of $0.1 million in the same period 2012. The decrease in the net loss from operations excluding the non-cash impact if derivatives is primarily due to a decrease in research and development expenses associated with the Company’s completed Phase II eniluracil trial.

Research and development expenses totaled a credit balance of ($0.2) million for the third quarter ended September 30, 2013, as compared to a $0.4 million in the same period in 2012. There was a significant decrease in research and development expenses relating to the conclusion of enrollment and ongoing clinical support of the Phase II eniluracil trial. The credit balance results from the settlement of an outstanding debt for $0.3 million than it was recorded for.

The Company reported a net loss from operations of $1.5 million excluding the $2.3 million non-cash gain on derivatives for the nine month period ended September 30, 2013, compared to a net loss from operations of $2.5 million excluding the non-cash gain of $3.8 million in the same period in 2012. The decrease in the net loss from operations excluding the non-cash impact of derivatives is primarily due to a decrease in research and development expenses associated with the Company Phase II eniluracil trial offset by a slight increase in general and administrative expenses.

Research and development expenses totaled $0.5 million for the nine month period ended September 30, 2013, as compared to $1.5 million in the same period in 2012. The decrease in research and development expenses relates to the wind down of the Phase II eniluracil trial which completed enrollment in December 2012 and the settlement of a debt in the third quarter for less than what it was recorded at.

Cash and cash equivalents totaled $0.5 million at September 30, 2013, compared to $2.3 million at December 31, 2012. At September 30, 2013, the Company had working capital totaling approximately $0.16 million. The decreased cash balance is a result of the Company’s operating expenses relating to the Phase II eniluracil study.

The selected financial data presented below is derived from our audited consolidated financial statements which were prepared in accordance with U.S. generally accepted accounting principles. The complete interim consolidated financial statements for the period ended September 30, 2013 and management’s discussion and analysis of financial condition and results of operations will be available at www.sec.gov and www.sedar.com.

Adherex Technologies Inc.
Selected Financial Data
(U.S. Dollars in thousands except per share amounts)

	September 30,	December 30,
	2013	2013
Interim Unaudited Consolidated Balance Sheets:
Assets:
Cash and cash equivalents	538	2,303
Other current assets	102	62
Total assets	640	2,365

Liabilities and stockholders' equity:
Current liabilities	380	682
Derivative liabilities	4,387	6,640
Other long-term liabilities	-	-
Total stockholders' equity	(4,127)	(4,957)
Total liabilities and stockholders' equity (deficiency)	640	2,365

Interim Unaudited Consolidated	Three Months Ended		Nine Months Ended
Statements of Operations:	September	September	September	September
	30, 2013	30, 2012	30, 2013	30, 2012

Revenue	$-	$-	$-	$-

Operating expenses
Research and development	(224)	357	507	1,514
General and administrative	275	273	1,008	983

Loss from operations	(51)	(630)	(1,515)	(2,497)

Unrealized gain (loss)	(1,708)	(139)	2,254	3,832
Interest income and other	(7)	5	(5)	13

Net income/(loss) and comprehensive income/(loss)	$(1,766)	$(764)	$734	$1,348

Basic and diluted net loss per common share	$(0.07)	$(0.03)	$0.03	$0.05

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Adherex Technologies Inc.

T: (919) 636-5144